Exhibit 5.1

July 5, 2011

Globalstar, Inc.
300 Holiday Square Blvd.
Covington, Louisiana 70433

Ladies and Gentlemen:

We have acted as counsel to Globalstar, Inc., a Delaware corporation (the “Company”), and each of the entities listed on Schedule A hereto (collectively, the “Guarantors,” and, together with the Company, the “Registrants”), in connection with the preparation and filing with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Registration Statement on Form S-3 of the Registrants (the “Registration Statement”), relating to the offer and sale from time to time by the selling securityholders named in the Registration Statement of (i) up to an aggregate of $18,000,000 principal amount of the Company’s 5.0% Convertible Senior Unsecured Notes (the “Notes”), (ii) guarantees of the Notes by the Guarantors (the “Guarantees”), (iii) warrants to purchase up to 7,200,000 shares of (the “Shares”) of voting common stock, par value $0.0001 per share, of the Company (the “Common Stock”), and (iv)  46,855,000 Shares of  Common Stock, which includes 39,655,000 shares of Common Stock (the “Conversion Shares”) issuable upon conversion of the Notes and 7,200,000 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”). The Notes and the Guarantees have been issued pursuant to the Indenture, dated as of April 15, 2008 (the “Base Indenture”), among the Company and U.S. Bank National Association, as Trustee (the “Trustee”), as amended by the Third Supplemental Indenture, dated as of June 14, 2011, among the Company, the subsidiaries of the Company party thereto and the Trustee (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, including the form of prospectus included therein and the documents incorporated by reference therein, and the exhibits thereto; (ii) the Company’s certificate of incorporation, as amended to date; (iii) the Company’s bylaws, as amended to date; and (iv) certain resolutions of the special committee of the Board of Directors of the Company.

In rendering the opinions expressed below, we have assumed and have not verified (i) the genuineness of the signatures on all documents that we have examined, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals and (iv) the conformity to the original documents of all documents supplied to us as certified, photostatic or faxed copies. In conducting our examination of documents, we have assumed the power, corporate or other, of all parties thereto other than the Registrants to enter into such documents and perform all obligations thereunder, and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and that, except as set forth in the numbered paragraphs below, to the extent that such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties.

Based upon and subject to the foregoing and subject also to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1. The Notes have been validly issued and constitute the valid and legally binding obligations of the Company.

2. The Shares have been duly authorized.

3. When issued by the Company upon conversion of the Notes in accordance with the terms of the Indenture, the Conversion Shares will be validly issued, fully paid and non-assessable.

4. When issued by the Company upon exercise of the Warrants in accordance with their terms, the Warrant Shares will be validly issued, fully paid and non-assessable.

5. The Guarantees of the Notes constitute the valid and legally binding obligations of each applicable Guarantor.

Our opinion in paragraphs 1 and 5 above are subject to applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer or conveyance), reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.

We express no opinion other than as to the laws of the State of New York, the Delaware General Corporation Law (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not admit that we are “experts” under the Securities Act or the rules and regulations of the SEC thereunder with respect to any part of the Registration Statement, including this exhibit. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law, and we have assumed that at no future time would any such subsequent change of fact or law affect adversely our ability to render at such time an opinion (a) containing the same legal conclusions set forth herein and (b) subject only to such (or fewer) assumptions, limitations and qualifications as are contained herein.

Very truly yours,

/s/ Taft Stettinius & Hollister LLP